Exhibit 2.1

PLAN OF LIQUIDATION AND DISSOLUTION
1.    Approval and Effectiveness of Plan. This Plan of Liquidation and Dissolution (this “Plan”) of American Realty Capital Daily Net Asset Value Trust, Inc., a Maryland corporation (the “Corporation”), has been approved by the Corporation’s board of directors (the “Board of Directors”), as being advisable and in the best interests of the Corporation and its stockholders. The Board of Directors has directed that the sale of all or substantially all of our assets, our liquidation, and our dissolution, pursuant to the Plan be submitted to the stockholders of the Corporation for approval. The Plan shall become effective upon approval of the sale of all or substantially all of our assets, our liquidation, and our dissolution, pursuant to the Plan by holders of the common stock of the Corporation in the manner and by the vote required by law and by the charter of the Corporation (the “Charter”). The date of the stockholders’ approval is hereinafter referred to as the “Effective Date.”
2.    Voluntary Liquidation and Dissolution. On and after the Effective Date, the Corporation shall voluntarily liquidate and dissolve in accordance with Section 331 of the Internal Revenue Code of 1986, as amended, and in accordance with Maryland General Corporation Law (“MGCL”). Pursuant to the Plan, the Corporation shall sell, convey, transfer and deliver or otherwise dispose of all of the assets of the Corporation in one or more transactions, and acting for itself or in its capacity as the general partner of American Realty Capital Operating Partnership II, L.P., a Delaware limited partnership (the “OP”), cause the OP to sell, convey transfer and deliver or otherwise dispose of all of the assets of the OP in one or more transactions, without further approval of the stockholders.
3.    Sales of Other Assets.
(a)    The Corporation, acting for itself or in its capacity as the general partner of the OP, as appropriate, is authorized to sell or to cause the OP and the subsidiaries of the OP to sell any and all of their assets for cash, notes, redemption of equity, or such other assets as may be conveniently liquidated or distributed to the stockholders; upon such terms as the Board of Directors may deem advisable.
(b)    The Corporation, the OP and the OP’s subsidiaries shall not authorize or transfer assets pursuant to any sale agreement between the Corporation, the OP or the OP’s subsidiaries, on the one hand, and an affiliate of the Corporation, the OP or the OP’s subsidiaries, on the other hand, unless the Board of Directors approves the transaction. The Board of Directors will only approve the transaction if it determines that the consideration to be received by the Corporation in connection with such sale is fair to the Corporation from a financial point of view and the transaction is in the Corporation’s best interests.
4.    Payment of Creditors; Distributions to Stockholders. Subject to Section 8 hereof, the Board of Directors and such officers of the Corporation as the Board of Directors may authorize and direct are authorized and directed to proceed promptly to: (i) collect its assets; (ii) dispose of such of its assets as are not to be distributed in kind to its stockholders; (iii) pay or create a reserve fund for the payment of or otherwise adequately provide for all of the liabilities and obligations of the Corporation, the OP and the OP’s subsidiaries; (iv) pay all expenses incidental to this Plan, including all counsel fees, accountants’ fees, advisory fees and such other fees and taxes as are necessary to effectuate this Plan; (v) cause the OP to distribute its remaining assets, either in cash or in kind, to the limited and general partners of the OP, in one or more distributions in cancellation or redemption of their partnership interests, in accordance with the terms and provisions of the agreement of limited partnership for the OP, as amended; (vi) distribute all the remaining assets of the Corporation, either in cash or in kind, to the stockholders in cancellation or redemption of their stock in one or more distributions, in accordance with the terms and provisions of the Charter; and (vii) do every other act necessary or advisable to wind-up the affairs of the Corporation (including, without limitation, the affairs of the OP and its subsidiaries, its Restricted Stock Plan and Distribution Reimbursement Plan), dissolve the OP and its subsidiaries and liquidate the Corporation’s business and affairs. Upon the sale or other disposition of the assets of the Corporation, and the payment of, or provision for, all of the liabilities and obligations of the Corporation, the Corporation will be deemed to have liquidated.
5.    Reserve Fund. The Corporation, acting for itself or in its capacity as the general partner of the OP, as appropriate, is authorized, but not required, to establish or to cause the OP to establish, one or more reserve funds in a reasonable amount to be determined by the Board of Directors within its discretion, to meet known liabilities and liquidating expenses and estimated, unascertained or contingent liabilities and expenses, if the Board of Directors deems such reserves desirable. Creation of a reserve fund may be accomplished by a recording in the Corporation’s accounting ledgers of any accounting or bookkeeping entry which indicates the allocation of funds so set aside for payment. The Corporation is also authorized, but not required, to create a reserve fund by placing cash or property in escrow with an escrow agent for a specified term together with payment instructions. Any undistributed amounts remaining in such an escrowed reserve fund at the end of its term shall be returned to the Corporation or the liquidating trust referred to below, or such other successor in interest to the Corporation as may then exist or, if no such entity is then in existence, shall be delivered to the abandoned property unit of the Maryland State Comptroller’s office. The Corporation may also create a reserve fund by any other reasonable means.
6.    Insurance Policies. The Corporation is authorized, but not required, to procure for itself and/or as general partner to procure for the OP, as appropriate, one or more insurance policies in a reasonable amount to be determined by the Board of Directors within its discretion, to cover unknown or unpaid liabilities and liquidating expenses and unascertained or contingent liabilities and expenses, if the Board of Directors deems such insurance policies desirable.
7.    Articles of Dissolution. The Board of Directors and officers of the Corporation are authorized and directed, when appropriate, to file articles of dissolution with the State Department of Assessments and Taxation of Maryland (the “Department”) pursuant to Section 3-407 of the Maryland General Corporation Law and to take all other appropriate and necessary action to dissolve the Corporation under Maryland law. At least 20 days prior to filing articles of dissolution, the Corporation shall give at least 20 days’ notice to its known creditors and employees as required by Section 3-404 of MGCL and satisfy all other prerequisites to such filing under Maryland law. Upon the Department’s acceptance of the articles of dissolution for record, (i) as provided by Section 3-408(a) of the MGCL, the Corporation shall be dissolved; however (ii) as provided by Section 3-408(b) of the MGCL, the Corporation shall continue to exist for the purpose of paying, satisfying and discharging any existing debts or obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up its business and affairs, and (iii) until a court appoints a receiver, the business and affairs of the Corporation shall, by operation of Section 3-410 of the MGCL, be managed by the Board of Directors solely for the purpose set forth in clause (ii) above.
8.    Effect and Timing of Distributions. Upon the complete distribution of all assets of the Corporation to the holders of outstanding shares of common stock of the Corporation (the “Final Distribution”), all such shares of common stock of the Corporation will be canceled and no longer deemed outstanding and all rights of the holders thereof as stockholders of the Corporation shall cease and terminate. The Corporation shall use commercially reasonable efforts to cause the liquidation and dissolution of the Corporation to occur and to make the Final Distribution to holders of outstanding shares of common stock of the Corporation no later than the second anniversary of the Effective Date.
9.    Final Distribution as Distribution in Kind of Liquidating Trust Beneficial Interests. In the event that (i) the Board of Directors deems it necessary or advisable in order to preserve the Corporation’s status as a REIT or otherwise avoid the payment of income tax, or (ii) the Board of Directors determines it is otherwise advantageous or appropriate to do so, the Board of Directors may cause the Corporation to make the Final Distribution as a distribution in kind of beneficial interests in a trust (the “Liquidating Trust”), at such time as it deems appropriate in its sole discretion (provided only that any remaining outstanding limited partner unitholders in the OP have been completely redeemed prior to the transfer and assignment mentioned below), substantially as follows:
(a)    The Corporation may create the Liquidating Trust under Maryland statutory or common law and may transfer and assign and may, as general partner, cause the OP to transfer and assign, to the Liquidating Trust all of the assets of the Corporation, the OP and the OP’s subsidiaries of every sort whatsoever, including their unsold properties, assets, claims, contingent claims and causes of action, subject to all of their unsatisfied debts, liabilities and expenses, known or unknown, contingent or otherwise. From and after the date of such transfer and assignment of assets (subject to liabilities) to the Liquidating Trust, the Corporation, the OP and the OP’s subsidiaries shall have no interest of any character in and to any such assets and all of such assets shall thereafter by held by the Liquidating Trust.
(b)    Simultaneously with such transfer and assignment, shares of common beneficial interest in the Liquidating Trust shall be deemed to be distributed to each holder of shares of common stock, all of whom shall automatically and without any need for notice or presentment be deemed to hold corresponding shares of common beneficial interest in the Liquidating Trust. Such deemed distribution of shares of common beneficial interest shall constitute the Final Distribution of all of the assets of the Corporation to its stockholders under Section 8 of this Plan.

(c)    The declaration of trust or other instrument governing the Liquidating Trust (the “Declaration of Trust”) shall provide among other things that, immediately following such transfer, assignment and distribution, each share of common beneficial interest in the Liquidating Trust shall have a claim upon the assets of the Liquidating Trust that is the substantial economic equivalent of the claims each share of common stock of the Corporation had upon the combined assets of the Corporation and the OP immediately prior to the transfer, assignment and distribution.
(d)    The initial trustees of the Liquidating Trust shall be designated by the Board of Directors.
(e)    The Declaration of Trust shall also provide that the Liquidating Trust’s activities shall be limited to conserving, protecting and selling the assets transferred to it and distributing the proceeds therefrom, including holding such assets for the benefit of the holders of common beneficial interests in the Trust, temporarily investing such proceeds and collecting income therefrom, providing for the debts, liabilities and expenses of the Corporation and the OP, making liquidating distributions to the holders of shares of common beneficial interest in the Trust and taking other actions as may be deemed necessary or appropriate by the trustees to conserve and protect the assets of the Trust and provide for the orderly liquidation thereof.
(f)    The Declaration of Trust shall also provide: (i) that holders of at least a majority of the common shares of beneficial interest may require the trustees to call a special meeting of holders of common beneficial interest; (ii) that holders of a majority of the shares of common beneficial interest may vote to remove one or more trustees of the Liquidating Trust and elect successor trustees; and (iii) that holders of a majority of the shares of common beneficial interest may vote to amend the Declaration of Trust, consistent with this Plan, provided that no such amendment may adversely affect the rights of the holders of shares of common beneficial interests to receive their pro rata share of the property held by the Liquidating Trust at the time of the Final Distribution.
(g)    In the discretion of the Board of Directors, the Declaration of Trust may also provide: (i) that shares of common beneficial interest in the Liquidating Trust will not be transferable (except by will, intestate succession or operation of law); (ii) that beneficial interests in the Liquidating Trust will not be represented by certificates; (iii) that the Liquidating Trust will have a finite life and will terminate upon the earlier of the complete distribution of the trust corpus or a specified number of years from the date that the Corporation’s assets were first transferred to it, subject to extensions of determinate duration; and (iv) that the Liquidating Trust may distribute annual financial statements, which need not be audited, to holders of its beneficial interests but need not prepare or distribute any quarterly financial statements.
(h)    The Liquidating Trust shall be of such type, and the Declaration of Trust shall be in such form and contain such terms, conditions and provisions (which shall be materially consistent with this Section 10) as the Board of Directors may approve.
(i)    Approval of the sale of all or substantially all of the Corporation’s assets, the liquidation of the Corporation, and the dissolution of the Corporation pursuant to this Plan shall constitute the approval by the stockholders of the transfer and assignment to the Liquidating Trust, the form and substance of the Declaration of Trust as approved by the Board of Directors and the appointment of trustees selected by the Board of Directors.
10.    Interpretation; General Authority. The Board of Directors, the trustees of the Liquidating Trust and such officers of the Corporation as the Board of Directors or such trustees may direct are hereby authorized to interpret the provisions of the Plan and are hereby authorized and directed to take such actions, to give such notices to creditors, stockholders and governmental entities, to make such filings with governmental entities and to execute such agreements, conveyances, assignments, transfers, certificates and other documents, as may, in their judgment, be necessary or desirable in order to wind-up expeditiously the affairs of the Corporation and complete the liquidation and dissolution thereof, including, without limitation: (i) the execution of any contracts, deeds, assignments or other instruments necessary or appropriate to sell or otherwise dispose of, any and all property of the Corporation, the OP, the OP’s subsidiaries or the Liquidating Trust, whether real or personal, tangible or intangible, (ii) the appointment of other persons to carry out any aspect of this Plan, (iii) the temporary investment of funds in such medium as the Board of Directors or such trustees may deem appropriate and (iv) the execution, delivery and filing with the Department of articles of transfer pursuant to Section 3-107 of the MGCL. The death, resignation or other disability of any director or officer of the Corporation or trustee or officer of the Liquidating Trust shall not impair the authority of the surviving or remaining directors or officers or trustees (or any persons appointed as substitutes therefor) to exercise any of the powers provided for in this Plan. Upon such death, resignation or other disability, the surviving or remaining directors or trustees shall have the authority to fill the vacancy or vacancies so created, but the failure to fill such vacancy or vacancies shall not impair the authority of the surviving or remaining directors or officers or trustees to exercise any of the powers provided for in this Plan.
11.    Director Compensation. The independent members of the Board of Directors shall continue to receive compensation until the Final Distribution, provided they remain members of the Board of Directors.
12.    Indemnification. The Corporation shall reserve sufficient assets and/or obtain or maintain such insurance (including, without limitation, directors and officers insurance) as shall be necessary or advisable to provide the continued indemnification of the Board of Directors, officers and agents of the Corporation, and such other parties whom the Corporation has agreed to indemnify, to the full extent provided by the Charter and bylaws of the Corporation, any existing indemnification agreement and applicable law. At the discretion of the Board of Directors, such insurance may include coverage for the periods after the dissolution of the Corporation, including periods after the termination of any Liquidating Trust, and may include coverage for trustees, directors, officers, employees and agents of such Liquidating Trust.
13.    Governing Law. The validity, interpretation and performance of this Plan shall be controlled by and construed under the laws of the State of Maryland.
14.    Abandonment of Plan of Liquidation; Amendment. Prior to approval of the sale of all or substantially all of the Corporation’s assets, the liquidation of the Corporation, and the dissolution of the Corporation pursuant to this Plan by stockholders, the Board of Directors may withdraw and abandon this Plan for any reason. Following approval of the sale of all or substantially all of the Corporation’s assets, the liquidation of the Corporation, and the dissolution of the Corporation pursuant to this Plan by stockholders, the Plan may not be abandoned by the Corporation except in accordance with applicable law. Notwithstanding approval of the sale of all or substantially all of the Corporation’s assets, the liquidation of the Corporation, and the dissolution of the Corporation pursuant to the Plan by the stockholders of the Corporation, the Board of Directors or the trustees of the Liquidating Trust shall have the right to modify or amend this Plan without further action by or approval of the stockholders of the Corporation to the extent permitted under then-current applicable law.